UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐    Preliminary Proxy Statement
☐    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐    Definitive Proxy Statement
☐    Definitive Additional Materials
☒    Soliciting Material under §240.14a-12

Sonder Holdings Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)
Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.
☐	Fee previously paid with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)1) and 0-11.

On July 24, 2023, Sonder Holdings Inc. sent the following email communication to its employees.
From: Dominique Bourgault
Sent: July 24, 2023
To: All Sonder Employees
Subject: Reverse Stock Split Preliminary Filing

Sonder Team,
To maintain compliance with Nasdaq, we are preparing for a reverse stock split. There’s no implication to Sonder’s value, plans or prospects - stock splits don’t change a business’ fundamental value. For more information, please see our Q&A here. We can provide more background at the next company all hands and you will have an opportunity to submit questions ahead of time as usual.

Thank you,
Dom
________________________________________________________________________________________________
Reverse stock split FAQ
TL;DR
•In April, Nasdaq sent a deficiency notice to Sonder because our stock traded below $1 for 30 consecutive trading days.
◦There are multiple companies in similar positions, with market dynamics creating pressure on the share prices of many companies, particularly tech-oriented growth companies that have yet to reach profitability.
◦This notice has no impact on our operations and finances, it is a compliance item.
•In our April filing, we said that proposing a reverse stock split for stockholder approval was one of the items in our toolkit to achieve compliance within the required time period.
•On Friday July 21st, we filed a preliminary proxy statement (which is a draft proxy statement) with the SEC, where we ask our stockholders to authorize and approve a reverse stock split.
•Our goal is still to achieve sustainable cash flow positivity as soon as possible, reaching a position where we’re self-funding our growth. We’re moving in the right direction with reducing cash burn.
Questions & Answers
Q: Why are we doing this transaction?
A: We are proposing a reverse stock split in order to better enable us to meet continued listing requirements of Nasdaq regulations following the deficiency notice which we received in April 2023.
Q: How will it impact my stock options?
A: During a reverse stock split, the company’s market capitalization doesn’t change, and neither does the total value of your shares. What does change is the number of shares you own and how much each share is worth. We won’t know the new value of the stock until after the Board’s decision to move forward with the reverse stock split and the reverse stock split is effectuated.
For example: If you own 100 shares of common stock where the value of each share was $10 per share, your investment is worth $1000. In a 1-for-10 reverse stock split, you would instead own 10 shares (divide the number of your shares by ten) and the share price would increase to $100 per share (multiply the share price by ten). Your investment is worth $1000 either way and will fluctuate from there of course.
Q: How will we improve our performance to keep the stock price up after the split?
A: Our number one priority is to achieve sustainable cash flow positivity as soon as possible. We believe this will create long-term value for our stockholders.
Q: Will this fix the delisting question with Nasdaq?
A: We have 180 days from receipt of the Nasdaq deficiency notice to achieve compliance, and we’re working towards this.
Q: As an employee who holds stock, can/should I vote?
A: Employees who own shares of Sonder common stock should review the final proxy statement and a proxy card that will be sent via email or postal mail for further information.

Additional Information
Sonder has filed a preliminary proxy statement with the U.S. Securities and Exchange Commission (the “SEC”). You are urged to read the preliminary proxy statement and all other relevant documents filed with the SEC when they become available, including the definitive proxy statement, because they will contain important information. Sonder, its directors and certain executive officers are participants in the solicitation of proxies from stockholders in connection with the reverse stock split proposal (the “Proposal”). Additional information regarding such participants, including their direct or indirect interests, by security holdings or otherwise, will be included in the definitive proxy statement and other relevant documents to be filed with the SEC in connection with the Proposal. Stockholders may obtain, free of charge, the preliminary and definitive versions of the proxy statement, any amendments or supplements thereto, and any other relevant documents filed by Sonder with the SEC in connection with the Proposal at the SEC’s website (http://www.sec.gov).